Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 13, 2004, except for Note N as to which the date is August 17, 2004, accompanying the consolidated financial statements of AngioDynamics, Inc. and Subsidiaries which is included in the Form S-3 Registration Statement and Prospectus and appearing in the Annual Report on Form 10-K for the year ended May 28, 2005 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the inclusion and incorporation by reference in this Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Melville, New York

April 28, 2006